EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls / Craig Brown VP-Finance and Chief Financial Officer / Director, Finance (678) 728-2115 / (678) 728-2117

SEROLOGICALS IMPLEMENTS RULE 10b5-1 STOCK TRADING PROGRAM

        Atlanta, GA—June 30, 2004—Serologicals Corporation (Nasdaq/NM:SERO) announced today that David A. Dodd, President and Chief Executive Officer, has implemented a stock trading program in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

        Rule 10b5-1 allows officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Once the plans are adopted, the officers or directors have no discretion over the timing or price of the sales. These plans enable officers and directors to gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce any market impact, and avoid concerns over whether they had material, non-public information when their stock was traded.

        The plan provides for sales of the Company's stock to be spread out over the next 24 months. Mr. Dodd will initially purchase and hold 15,000 shares that are held under option in order to meet his obligations under the Company's Executive Stock Ownership Guidelines. Subsequently, he intends to sell stock that he obtains from the exercise of options that, unless exercised, will expire within the next 24 months. Other officers and directors of the Company may adopt 10b5-1 plans in the future.

About Serologicals

        Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 650 employees worldwide, and its stock is traded on the Nasdaq National Stock Market under the symbol SERO.

        Serologicals is a registered trademark of Serologicals Royalty Company.